Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 EARNINGS

▪	Pretax income of $24.4 million for the fourth quarter and $65.7 million for 2021
▪	Net income of $19.0 million, or $0.71 per diluted share for the fourth quarter
▪	Net income of $47.5 million, or $1.84 per diluted share for 2021
▪	New contract purchases of $1.146 billion for the full year 2021

LAS VEGAS, NV, February 14, 2022 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $19.0 million, or $0.71 per diluted share, for its fourth quarter ended December 31, 2021. This compares to a net income of $4.1 million, or $0.17 per diluted share, in the fourth quarter of 2020. The results for the fourth quarter of 2021 include a net tax benefit of $680,000 related to revaluation of the Company’s net operating losses and other tax adjustments. Without the benefit, net income would have been $18.3 million, or $0.68 per diluted share.

Revenues for the fourth quarter of 2021 were $69.4 million, an increase of $7.0 million, or 11.1%, compared to $62.4 million for the fourth quarter of 2020. Total operating expenses for the fourth quarter of 2021 were $45.0 million compared to $56.0 million for the 2020 period. Pretax income for the fourth quarter of 2021 was $24.4 million compared to pretax income of $6.5 million in the fourth quarter of 2020.

For the twelve months ended December 31, 2021 total revenues were $267.8 million compared to $271.2 million for the twelve months ended December 31, 2020, a decrease of approximately $3.4 million, or 1.2%. Total expenses for the twelve months ended December 31, 2021 were $202.1 million, a decrease of $48.9 million, or 19.5%, compared to $251.0 million for the twelve months ended December 31, 2020. Pretax income for the twelve months ended December 31, 2021 was $65.7 million, compared to $20.1 million for the twelve months ended December 31, 2020. Net income for the twelve months ended December 31, 2021 was $47.5 million, or $1.84 per diluted share. This compares to net income of $21.7 million, or $0.90 per diluted share for the twelve months ended December 31, 2020. Results for the twelve months ended December 31,2021 include a net tax benefit of $680,000 related to revaluation of the Company’s net operating losses and other tax adjustments. Without the benefit, net income for 2021 would have been $46.8 million, or $1.82 per diluted share. Results for the twelve months ended December 31, 2020 include a net tax benefit of $8.8 million related to the revaluation of the Company’s net operating losses and other tax adjustments. Without this tax benefit, net income and net income per diluted share for the twelve months ended December 31, 2020 would have been $12.9 million and $0.54 per share, respectively.

During the fourth quarter of 2021, CPS purchased $328.0 million of new contracts compared to $326.8 million during the third quarter of 2021 and $166.7 million during the fourth quarter of 2020. The Company's receivables totaled $2.209 billion as of December 31, 2021, an increase from $2.161 billion as of September 30, 2021 and an increase from $2.175 billion as of December 31, 2020.

Annualized net charge-offs for the fourth quarter of 2021 were 2.57% of the average portfolio as compared to 5.18% for the fourth quarter of 2020. Delinquencies greater than 30 days (including repossession inventory) were 10.53% of the total portfolio as of December 31, 2021, as compared to 12.08% as of December 31, 2020.

“We are excited to report the best full year financial results in the history of CPS,” said Charles E. Bradley, President and Chief Executive Officer.  “We originated $1.1 billion in new finance receivables, a 54% increase over 2020 and a 14% increase over 2019.  Our credit performance remains strong, and the capital markets continue to be receptive to our quarterly securitizations.”

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Conference Call

CPS announced that it will hold a conference call on February 15, 2022, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 9319729.

A replay of the conference call will be available between February 15, 2022 and February 22, 2022, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 9319729. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its pandemic-related markdown of carrying value for the portion of its portfolio accounted for at fair value, its pandemic-related charge to the provision for credit losses for the its legacy portfolio, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the COVID-19 pandemic and to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. The accuracy of such estimates may also be affected by the effects of the COVID-19 pandemic and of governmental responses to said pandemic, which have included prohibitions on certain means of enforcement of receivables, and may include additional restrictions, yet unknown, in the future. Any or all such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Interest income	$67,715	$67,710	$266,266	$294,982
Mark to finance receivables measured at fair value	–	(6,477)	(4,417)	(29,528)
Other income	1,650	1,201	5,962	5,707
	69,365	62,434	267,811	271,161
Expenses:
Employee costs	22,756	19,372	80,534	80,198
General and administrative	11,582	7,630	34,616	31,981
Interest	16,980	22,962	75,239	101,338
Provision for credit losses	(13,000)	–	(14,590)	14,113
Other expenses	6,667	5,996	26,266	23,411
	44,985	55,960	202,065	251,041
Income before income taxes	24,380	6,474	65,746	20,120
Income tax expense (benefit)	5,415	2,331	18,222	(1,557)
Net income	$18,965	$4,143	$47,524	$21,677

Earnings per share:
Basic	$0.88	$0.18	$2.11	$0.96
Diluted	$0.71	$0.17	$1.84	$0.90

Number of shares used in computing earnings per share:
Basic	21,661	22,555	22,562	22,611
Diluted	26,813	24,537	25,780	24,003

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2021	2020
Assets:
Cash and cash equivalents	$29,928	$13,466
Restricted cash and equivalents	146,620	130,686
Finance receivables measured at fair value	1,749,098	1,523,726

Finance receivables	232,390	492,133
Allowance for finance credit losses	(56,206)	(80,790)
Finance receivables, net	176,184	411,343

Deferred tax assets, net	19,575	28,512
Other assets	38,173	38,162
	$2,159,578	$2,145,895

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$43,648	$43,112
Warehouse lines of credit	105,610	118,999
Residual interest financing	53,682	25,426
Securitization trust debt	1,759,972	1,803,673
Subordinated renewable notes	26,459	21,323
	1,989,371	2,012,533

Shareholders' equity	170,207	133,362
	$2,159,578	$2,145,895

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	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020

Contracts purchased	$327.98	$166.71	$1,146.32	$742.58
Contracts securitized	360.00	–	1,145.00	741.87

Total portfolio balance	$2,209.43	$2,174.97	$2,209.43	$2,174.97
Average portfolio balance	2,190.16	2,202.22	2,147.61	2,315.75

Allowance for finance credit losses as % of fin. receivables	24.19%	16.42%

Aggregate allowance as % of fin. receivables (1)	24.53%	18.23%

Delinquencies
31+ Days	9.50%	10.43%
Repossession Inventory	1.03%	1.65%
Total Delinquencies and Repo. Inventory	10.53%	12.08%

Annualized Net Charge-offs as % of Average Portfolio
Legacy portfolio	0.11%	6.96%	7.71%	11.72%
Fair Value portfolio	2.89%	4.61%	3.09%	4.33%
Total portfolio	2.57%	5.18%	4.70%	6.51%

Recovery rates (2)	63.3%	41.9%	54.5%	38.7%

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	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2021		2020		2021		2020
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$67.72	12.4%	$67.71	12.3%	$266.27	12.4%	$294.98	12.7%
Mark to finance receivables measured at fair value	–	0.0%	(6.48)	-1.2%	(4.42)	-0.2%	(29.53)	-1.3%
Other income	1.65	0.3%	1.20	0.2%	5.96	0.3%	5.71	0.2%
Interest expense	(16.98)	-3.1%	(22.96)	-4.2%	(75.24)	-3.5%	(101.34)	-4.4%
Net interest margin	52.39	9.6%	39.47	7.2%	192.57	9.0%	169.82	7.3%
Provision for credit losses	13.00	2.4%	–	0.0%	14.59	0.7%	(14.11)	-0.6%
Risk adjusted margin	65.39	11.9%	39.47	7.2%	207.16	9.6%	155.71	6.7%
Core operating expenses	(41.01)	-7.5%	(33.00)	-6.0%	(141.42)	-6.6%	(135.59)	-5.9%
Pre-tax income	$24.38	4.5%	$6.47	1.2%	$65.75	3.1%	$20.12	0.9%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

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